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                                                                     Exhibit 2.2


                                                               December 19, 1994

                            SUPPLEMENTAL AGREEMENT
                    TO STOCK PURCHASE AGREEMENT DATED AS OF
              OCTOBER 8, 1994, BY AND AMONG SCOTT PAPER COMPANY,
                 SAPPI LIMITED AND SDW ACQUISITION CORPORATION

Dear Sirs:

     Reference is made herein to the Stock Purchase Agreement dated as of October 8, 1994 (the "Purchase Agreement"), by and among Scott Paper Company ("Seller"), Sappi Limited and SDW Acquisition Corporation ("Buyer"). Capitalized terms used herein but not defined herein are used as defined in the Purchase Agreement. The parties hereto desire to amend, modify and supplement the Purchase Agreement and to confirm certain understandings with respect thereto.

     The parties hereby agree as follows:

     1.  Seller and Buyer hereby (i) reaffirm their respective obligations under
Section 5.14 of the Purchase Agreement to negotiate in good faith regarding the conveyance of additional Real Property to the Company at the Mobile mill site, and (ii) agree that each of them shall continue to negotiate in good faith after the Closing Date with the other party with respect to such conveyance of additional Real Property until the earlier of one year after the Closing Date and the determination by both Seller and Buyer that such matter has been resolved.

     2. The parties hereto agree that (i) Seller will be transferring to the Company, at or prior to the Closing, all Seller's right, title and interest in and to the loans and equity advances identified on Exhibit A hereto and that, to the extent so transferred, the amounts of such loans and advances shall be reflected as Assets for the purpose of determining Closing Net Assets and (ii) the Company will be assuming, at or prior to the Closing, Seller's obligations to make the mortgage subsidy and cost of living adjustment payments identified on Exhibit A hereto and that the amount of such mortgage subsidy payments and cost of living adjustment payments shall not be reflected as Liabilities for the purpose of determining Closing Net Assets.
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          3.  With respect to Section 6.2(iii) of the Purchase Agreement, the parties hereto agree and understand that, notwithstanding the definition of "Continuing Employee" contained within such Section, for all purposes of the Purchase Agreement, (i) the term "Continuing Employee" shall include each person whose name is set forth in Section 1 of Exhibit B and shall not include each person whose name is set forth in Section 2 of Exhibit B and (ii) the employment status of Harold E. Wilson will be treated as set forth in Exhibit C hereto.

          4. Reference is made to Section 1.7 of the Purchase Agreement which provides that the transactions contemplated by the Asset Agreement shall be deemed to occur immediately after the consummation of the other transactions contemplated by the Purchase Agreement. Notwithstanding said Section 1.7, the parties hereto agree and understand that the effect of the transactions contemplated by the Asset Agreement shall be reflected on the Closing Date Balance Sheet and in Closing Net Assets as though such transactions occurred at the time of the Closing.

          5. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer Indemnified Parties from and against all Damages (including, without limitation, any fine or forfeiture imposed by the Federal Energy Regulatory Commission ("FERC") or the Federal Communications Commission ("FCC"), any additional costs associated with obtaining electric power to replace power currently generated by the Saccarappa Hydroelectric Project, FERC Project No. 2897, as well as any costs associated with the decommissioning and/or removal of such hydroelectric project) suffered or incurred by Buyer Indemnified Parties as a result of:

          (a) the failure of FERC to grant the Company's November 22, 1994 request for extension of time for the Company to file the Lake Level Management Plan for Sebago Lake required by the FERC's August 4, 1994 "Order on Complaints" in Project No. 2984, S.D. Warren Co., 68 FERC paragraph 61,213 (1994); or

          (b) FERC's (i) refusal to accept for filing, (ii) rejection or (iii) denial of the Company's Application for New License for the Saccarappa Hydroelectric Project, FERC Project No. 2897 (if such application is filed) based solely upon or solely as a result of Seller's filing its Notice of Intent to File a New application after the deadline set forth in


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     Section 15(b)(1) of the Federal Power Act, 16 U.S.C. (S) 808(b)(1), and
     Section 16.6(c) of the FERC's regulations, 18 C.F.R. (S) 16.6(c) (1994);

          (c) the failure of the FCC to grant all authorizations necessary for the Company to operate after the Closing Date the facilities in the Private Land Mobile Radio Services associated with the following stations and/or the frequencies associated with such stations: KA84728, KD27000, KEH669, KVI937, WNQU340, WNWT925, WNXJ239, WNXY358, WPDC301, KB21324, KCB403,
     KFA957, KXW875, KZZ653, WNVK646, WPBU996, KD42090, KRN269, WNMV593, WNIW779
     and WNSK419.

Buyer shall use reasonable efforts to (i) support the Seller's intervention and active participation in any proceedings before the FERC for the purpose of addressing the matters set forth in clauses 5(a) and (b) above and (ii) mitigate any Damages for which Seller may be liable hereunder.

          6. The proviso to the first paragraph of Section 1.3 of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "provided, however, that the parties hereto intend that such Closing
           --------  -------
     shall be deemed to be effective, and the transactions contemplated by this Agreement and the Ancillary Agreements shall be deemed to occur at 7:01 a.m. on the date on which the Closing actually occurs (the 'Closing Date')."

          7. Section 1.2 of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "1.2. Consideration. Upon the terms and subject to the conditions of
                -------------
     this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares (which represent ownership of the Continuing Business), and grant of the Covenant, at the Closing, Buyer shall pay to Seller, in cash, an amount (the "Initial Purchase Price") equal to (i) One Billion Six Hundred Million Dollars ($1,600,000,000) less (ii) the sum of (x) the amount of any indebtedness of the Company for borrowed money outstanding (including all capitalized lease obligations) on the Closing Date (which amount will not be less than $118 million)


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   and (y) the purchase price to be paid under the Asset Agreement."

      8. Buyer hereby acknowledges receipt of the supplemental and amended Disclosure Schedule (the "Supplemental Disclosure Schedule") of Seller delivered pursuant to Section 5.7(a) of the Purchase Agreement and attached hereto as Exhibit D-1. Pursuant to the provisions of Section 5.7(a) of the Purchase Agreement, Buyer agrees that all matters disclosed in the Supplemental Disclosure Schedule shall be deemed to have been disclosed as of the date of the Purchase Agreement as contemplated by the first proviso to Section 5.7(a) of the Purchase Agreement, except as set forth in Exhibit D-2 hereto.

      9. Seller hereby represents and warrants to Buyer that (i) the Company's Mobile senior level management were consulted with respect to, and given the opportunity to provide input on, the specifications, allocations, usages and volumes incorporated in Exhibits 2.2(a)-(e) to the Purchase Agreement and (ii) Seller believes such specifications, allocations, usages and volumes, as well as the specifications, allocations, usages and volumes incorporated in the Ancillary Agreements (and all exhibits, schedules and attachments thereto) described in Sections 2.2(a)-(e) to the Stock Purchase Agreement, to be reasonable. Seller agrees that the foregoing representation and warranty shall constitute a representation and warranty of Seller made pursuant to the Purchase Agreement for purposes of Section 10.4 thereof.

     10. Reference is made to the General Assignment and Assumption Agreement (the "Assignment") dated as of December 20, 1994, to be entered into by Seller, Scott Continental N.V. and the Company. Seller represents and warrants to the Buyer that the Patents and Trademarks (as such terms are defined in the Assignment) owned by Seller and Scott Continental N.V. and set forth on the Disclosure Schedule and the Supplemental Disclosure Schedule as attached to the Assignment constitute all the Patents and Trademarks used in or necessary to the Continuing Business and not used in the business of Seller and its Subsidiaries (other than the Continuing Business). Seller agrees that such representation and warranty shall constitute a representation and warranty of Seller made pursuant to the Purchase Agreement for purposes of Section 10.4 thereof, except that the indemnity obligations of Seller in respect of any breach of such representation and warranty shall not
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be subject to the limitations set forth in Section 10.5 of the Purchase
Agreement.

     Except as expressly set forth herein, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof (to the extent that the application of the laws of another jurisdiction would be required thereby). This Agreement shall be binding upon and inure to the benefit of the parties thereto and their respective successors and permitted assigns (including the Company following the merger of Buyer with and into the Company).

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the undersigned, whereupon this letter shall become a binding agreement between you and the undersigned.

                                         Very truly yours,

                                         SDW ACQUISITION CORPORATION,

                                         by /s/ William E. Hewitt
                                           -------------------------------
                                           Name:
                                           Title:
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The foregoing agreement is
hereby accepted and agreed
to on December 19, 1994:

SCOTT PAPER COMPANY,

by /s/ John P. Murtagh
  -------------------------
  Name: John P. Murtagh
  Title: Senior Vice President


SAPPI LIMITED,

by /s/ William E. Hewitt
  -------------------------
  Name:
  Title: